SECURED PROMISSORY NOTE

$271,275.00

Dated: February 26, 2014

FOR VALUE RECEIVED, BONDS.COM HOLDINGS, INC., a Delaware corporation (“Maker”), promises to pay to OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP, a Delaware limited partnership (“Holder”), the principal sum of Two Hundred Seventy-One Thousand Two Hundred Seventy-Five and 00/100 Dollars ($271,275.00), or any lesser amount that is the outstanding principal amount hereof (the “Principal Balance”), plus any applicable interest on the unpaid Principal Balance from time to time outstanding pursuant to the terms and conditions set forth in this Secured Promissory Note (this “Note”).

1.

Payment Terms.

(a)

Interest. As of the effective date of this Note and continuing thereafter, simple interest will accrue on the unpaid Principal Balance at a rate of ten percent (10%) per annum (the “Interest Rate”), computed on the basis of a 365-day year.

(b)

Payment Upon Maturity Date. Subject to acceleration under Section 2 below, Maker shall pay to Holder the outstanding Principal Balance plus all accrued and unpaid interest or other amounts due hereunder in full on the Maturity Date.  The “Maturity Date” means the earlier of (i) the date that is three (3) months after the date of this Note and (ii) the date of any Change of Control (defined below).  All payments hereunder shall be applied as follows: (i) first, to the payment of all accrued and unpaid interest; and (ii) second, to the reduction of the Principal Balance.

(c)

Change of Control. A “Change of Control” means (a) a consolidation, merger, reorganization or other form of acquisition of or by Bonds.com Group, Inc. (“BDCG”) or Maker in which BDCG’s or Maker’s stockholders immediately prior to the transaction retain less than 50% of the voting power of, or economic interest in, the surviving or resulting entity (or its parent) immediately after the transaction, (b) a sale of more than a majority of BDCG’s or Maker’s assets, or (c) the acquisition by any person or group of persons of more than 50% of BDCG’s or Maker’s outstanding voting securities.

(d)

Prepayment. Maker may prepay any accrued interest and the Principal Balance of this Note at any time, in whole or in or part, without any penalty or premium; provided, that, all prepayments shall be applied to all Bridge Notes (as defined below) on a pro rata basis.

2.

Events of Default.  The occurrence of any of the following events constitutes an “Event of Default” under this Note:

(a)

Failure to Pay. Maker fails to make any payment of principal or any applicable interest as and when due under the terms of this Note;

(b)

Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of BDCG or Maker or of all or a substantial part of the property of BDCG or Maker, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to BDCG or Maker or the debts of BDCG or Maker under any bankruptcy, insolvency or other similar law now or hereafter in effect are commenced and an order for relief entered or such proceeding is not dismissed or discharged within 90 days of such commencement; or

(c)

Voluntary Bankruptcy or Insolvency Proceedings. BDCG or Maker (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its or any of its creditors, (iii) is dissolved or liquidated, (iv) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it.

(d)

Breaches of Covenants.  Maker fails to observe or perform any covenant under this Note or the Pledge Agreement (defined below) and such failure shall continue for ten (10) business days after the earlier of (i) Maker’s knowledge of such failure and (ii) Maker’s receipt of Holder’s written notice to Maker of such failure; provided, however, that with respect to the covenant not to create, incur, assume or become liable for Indebtedness in Section 6 below, such ten (10) business day cure period shall not apply.

(e)

Representations and Warranties.  Any representation and warranty made by Maker in this Note or the Pledge Agreement shall be false or inaccurate in any material respect when made by Maker.

(f)

Other Bridge Notes.  Maker fails to make any payment required under any other Bridge Note (defined below).

(g)

Other Indebtedness.  If there is a default in any Indebtedness to which Maker is a party with a third party or parties resulting in a right by such third party or parties to accelerate the maturity of such Indebtedness.

(h)

Judgments.  If a final, uninsured judgment or judgments of the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against Maker and shall remain unsatisfied and unstayed for at least ten (10) business days.

3.

Security.  This Note is secured by a pledge granted under the Pledge Agreement, dated as of the date hereof, by and among Maker, BCA LLC, and the Bridge Note Holders (the “Pledge Agreement”).

4.

Rights of Holder on Default.  On the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to Maker, declare the outstanding Principal Balance, together with any then accrued and unpaid interest and other charges, payable by Maker (the “Outstanding Balance”) to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are expressly waived; provided, however, in the case of Section 2(b) and 2(c) above, the Outstanding Balance shall be immediately due and payable automatically without the need for any notice by Holder. Consistent with the limitations in Section 11 below, default interest shall accrue on the Outstanding Balance at the highest rate of interest permitted by applicable law, and such default interest shall be immediately due and payable.  Maker acknowledges that it would be extremely difficult or impracticable to determine Holder’s actual damages resulting from any late payment or Event of Default under this Note, and such default interest or other charges are reasonable estimates of those damages and do not constitute a penalty.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both. All of the rights, powers and remedies of Holder shall be cumulative, and may be exercised independently, concurrently or successively in Holder’s sole discretion. No waiver by Holder of any default shall operate as a waiver of any other default or of the same default on a future occasion.  No delay or omission on the part of Holder in exercising any right or remedy shall operate as a waiver thereof and no single or partial exercise by Holder of any right or remedy shall preclude any other or future exercise thereof or the exercise of any other right or remedy.

5.

Payment of Costs.  Maker shall pay all costs incurred by Holder in enforcing or collecting this Note, including without limitation all attorneys’ fees, costs, and expenses incurred in all matters of interpretation, enforcement, and collection, before, during and after demand, suit, proceeding, trial, appeal, in post-judgment collection efforts.

6.

Covenants.  This Note is issued as part of a series of similar notes (collectively, the “Bridge Notes”) issued by the Company on the date hereof.  The holders of such Bridge Notes (collectively, the “Bridge Note Holders”) and the principal amount of each of the Bridge Notes held thereby are each listed on the Schedule of Holders attached hereto.  All payments of principal and interest on the Bridge Notes (including any prepayments) shall be made pro rata (based on principal amount) among all Bridge Note Holders.  The Company may not grant a security interest to any of the Bridge Note Holders for the obligations under the Bridge Notes unless such security interest is granted pro rata to all Bridge Note Holders.  Maker and Bonds.com Inc. shall not create, incur, assume, or become directly or indirectly liable with respect to any Indebtedness, except for the obligations under the Bridge Notes with respect to Maker. The proceeds from this Note shall be used for working capital purposes by Maker and its subsidiaries.  Until the closing of any Change of Control transaction, no part of the proceeds hereunder shall be used for (a) the payment of severance liabilities or (b) the payment of investment banking expenses other than the payment to Hyde Park Capital Partners of a fee for a fairness opinion in the amount of $100,000.

7.

Representations and Warranties.  Maker and its subsidiary, Bond.com, Inc., are corporations duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Delaware.  Maker has all requisite power and authority to execute and deliver this Note and the Pledge Agreement and to assume and perform its obligations hereunder and thereunder.  The execution and delivery of this Note and the Pledge Agreement and the performance by Maker of its obligations hereunder and thereunder have been duly authorized by all necessary action of Maker.  Neither Maker nor Bonds.com, Inc. is obligated for any Indebtedness as of the date hereof. For purposes of this Note, “Indebtedness” means: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, notes, debentures, or other similar instruments; (iii) all debt or other obligations of others guaranteed by Maker and/or Bonds.com, Inc.; (iv) all obligations secured by a lien existing on property owned by Maker and/or Bonds.com, Inc., whether or not the obligations secured thereby have been assumed by Maker or are non-recourse to the credit of Maker and/or Bonds.com, Inc.; (v) any other obligation for borrowed money or other financial accommodations which in accordance with generally accepted accounting principles would be shown as a liability on the balance sheet of Maker and/or Bonds.com, Inc.; (vi) any repurchase obligation or liability of Maker and/or Bonds.com, Inc. with respect to accounts, chattel paper or notes receivable sold by Maker and/or Bonds.com, Inc.; (vii) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of Maker and/or Bonds.com, Inc.; and (viii) all payment and reimbursement obligations of Maker and/or Bonds.com, Inc. (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; in each case of (i) through (viii), except the “Excluded Indebtedness” set forth on Exhibit A attached hereto.

8.

Waivers.  No provision of this Note will be deemed waived by Holder, unless waived in a writing executed by Holder, which expressly refers to this Note, and no such waiver shall be implied from any act or conduct of Holder, or any omission by Holder to take action with respect to any provision of this Note.  No such express written waiver shall affect any other provision of this Note, or cover any default or time period or event, other than the matter as which as express written waiver has been given.

Maker shall not assign or otherwise transfer any rights or obligations under this Note without the prior written consent of Holder.  Maker waives presentment, protest, notice of protest, notice of dishonor, diligence in collection, the benefit of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement and/or exemption, in each case as applicable, and any and all other notices and matters of a like nature.

9.

Payments.  Payments shall be made in lawful tender of the United States to Holder at the address set forth below, or such other address as Holder may designate. If any payment date under this Note occurs on a day that is a Saturday, Sunday, or bank holiday in New York, NY, that payment date will be extended automatically to the next succeeding day that is not a Saturday, Sunday, or bank holiday in New York, NY.

10.

Notices. Every notice, demand, consent, or other communication required or permitted under this Note will be valid only if it is in writing (whether or not this Note expressly states that it must be in writing) and shall be deemed to have been given and received on the day when personally delivered, one business day after being deposited with a reputable overnight courier service or three business days after being mailed by first class mail, return receipt requested, to the party’s address set forth below:

If to Maker:

Bonds.com Holdings, Inc.

c/o Bonds.com Group, Inc.

1500 Broadway, 31st Floor

New York, New York 10036

If to Holder:

Oak Investment Partners XII, Limited Partnership

901 Main Street, Suite 600

Norwalk, Connecticut 06851

Attn:  Ann H. Lamont

Either party may change its address for notice purposes by sending notice thereof to the other party in accordance with this Section 10.

11.

Usury.  Nothing herein shall be construed or so operate as to require Maker to pay interest at a greater rate than shall be lawful.  Should any interest or other charges paid by Maker in connection with the loan evidenced by this Note result in the computation or earning of interest in excess of the maximum contract rate of interest which is legally permitted under applicable law or federal preemption statutes, if Holder shall elect the benefit thereof, then any and all such excess shall be, and the same is, hereby waived by Holder, and any and all such excess shall be automatically credited against and in reduction of the balance due under this indebtedness and any portion which exceeds the balance due under this Note shall be paid by Holder to Maker.

12.

Expenses. In any mediation, arbitration, or legal proceeding arising out of or related to this Agreement, the non-prevailing party, as determined by a final order, judgment or decree, shall reimburse the prevailing party, on demand, for all costs expenses, and fees incurred by such prevailing party therein, including all reasonable attorneys’ fees.

13.

Governing Law.  This Note shall be governed and enforced in accordance with laws of the State of New York (without regard to conflicts of laws principles). Maker and Holder (i) consent to the personal jurisdiction of the state and federal courts having jurisdiction in New York, NY, (ii) stipulate that the exclusive jurisdiction and venue for any legal proceeding arising out of this Note is the state and federal courts having jurisdiction in New York, NY, and (iii) waive any defense, whether asserted by motion or pleading, that any such venue is an improper or inconvenient venue.

14.

Waiver of Jury Trial. MAKER AND HOLDER EACH WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.

15.

Amendment; Severability. The terms of this Note may be amended or waived in whole or in part by the written consent of Maker and a Supermajority of the Bridge Note Holders; provided, however, that (i) the Principal Balance and Interest Rate hereunder may not be amended or modified, and (ii) no amendment may disproportionately and adversely affect the rights of Holder relative to the rights of all Bridge Note Holders, in each case without the written consent of Maker and Holder.  In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such other provisions of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  A “Supermajority” means the approval or consent of Bridge Note Holders holding collectively at least sixty-six and two-thirds percent (66.67%) in principal amount of the Bridge Notes.  This Note shall not be assigned in whole or in part by Maker or Holder without the prior written consent of the other party; provided, however, that Holder may assign all rights under this Note to one or more of its affiliates without prior written consent of Maker.

16.

Headings.  All headings in this Note are for convenience only and shall be disregarded in construing the substantive provisions of this Note.

* * *

IN WITNESS WHEREOF, Maker has caused this Note to be issued as of the date first written above.

BONDS.COM HOLDINGS, INC.

By:  /s/ John Ryan

Name: John Ryan

Title:

[Promissory Note Signature Page]

Schedule of Holders

•

$904,250 Promissory Note of even date herewith by Pledgor, as “Maker,” and Mida Holdings / Daher Bonds Investment Company, as “Holder”

•

$271,275  Promissory Note of even date herewith by Pledgor, as “Maker,” and  GFINet Inc., as “Holder”

•

$271,275 Promissory Note of even date herewith by Pledgor, as “Maker,” and Oak Investment Partners XII, Limited Partnership, as “Holder”

•

 $53,200  Promissory Note of even date herewith by Pledgor, as “Maker,” and Trimarc Capital Fund, L.P., as “Holder”

•

Exhibit A

Excluded Indebtedness

1.

Financing with respect to general ledger system

2.

Financing with respect to D&O and E&O insurance policies

3.

Financing with respect to office equipment